Exhibit 23.5
October 20, 2010
Bitauto Holdings Limited
New Century Hotel Office Tower, 6/F
No. 6 South Capital Stadium Road
Beijing, 100044
The People’s Republic of China
Re: Bitauto Holdings Limited
Dear Sirs,
We understand that Bitauto Holdings Limited plans to file a registration statement on Form F-1 (the "Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed initial public offering (the “Proposed IPO”).
We hereby consent to the reference to our name and to the use of data from our research reports and amendments thereto, including but not limited to (i) the “China’s Automotive Industry Internet Marketing Monitoring Report for the First Quarter of 2010” dated July 2010, (ii) the “China’s Automotive Industry Internet Marketing Monitoring Report for the Second Quarter of 2010” dated August 2010, (iii) the “China’s Automotive Industry Internet Marketing Monitoring Report for the Third Quarter of 2010” dated October 2010, and any subsequent amendments to our research reports, in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K, on the websites of Bitauto Holdings Limited and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.
We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

iResearch Consulting Group
/s/ iResearch Consulting Group